Exhibit 99.1

ArriVent BioPharma Reports Third Quarter 2026 Financial Results

•	Continued enrollment in pivotal Phase 3 ALPACCA study in EGFR PACC-mutant NSCLC

•	Presented encouraging Phase 1 data for ARR-217, a CDH17-targeted ADC for gastrointestinal malignancies at ESMO

•	Dosed first patient in U.S. Phase 1a/1b study of ARR-002, a novel dual-target MUC16/NaPi2b tetravalent ADC, with initial focus in ovarian and endometrial cancers

•	Strengthened clinical leadership with announcement of Priti Patel, M.D., M.S., as Chief Medical Officer, bringing extensive oncology development experience

•	Cash and investments of $393.2 million as of September 30, 2026 expected to fund operations to mid-2028

NEWTOWN SQUARE, PA, November 9, 2026 (GLOBE NEWSWIRE) -- ArriVent BioPharma, Inc. (Company or ArriVent) (Nasdaq: AVBP), a clinical-stage company dedicated to accelerating the global development of innovative biopharmaceutical therapeutics, today reported financial results for the third quarter ended September 30, 2026, and highlighted recent Company progress.

“Enrollment remains on track for our global Phase 3 ALPACCA trial in first line EGFR PACC mutant NSCLC patients. While FURVENT did not meet its primary endpoint, firmonertinib demonstrated clear antitumor activity, with an efficacy and safety profile consistent with prior studies. We are conducting a detailed review of the FURVENT study to better understand the totality of the data.,” said Bing Yao, Ph.D., CEO of ArriVent. “Our antibody-drug conjugate (ADC) portfolio is also advancing, with initial ARR-217 data showing promising antitumor activity and a manageable safety profile in colorectal cancer. In addition, we dosed the first patient in a Phase 1 study of ARR-002. We are encouraged by the momentum across our pipeline and excited about the opportunity to advance these programs toward new potential treatment options for patients with significant unmet needs.”

Third Quarter 2026 and Recent Highlights

Firmonertinib

•	Continued Enrollment in Global Pivotal Phase 3 ALPACCA in PACC-Mutant NSCLC. The ALPACCA study is evaluating firmonertinib 240 mg against investigator’s choice of osimertinib or afatinib in first line patients with EGFR PACC mutant NSCLC. The study builds on encouraging Phase 1b FURTHER findings and includes an interim analysis of objective response rate to support a potential accelerated approval pathway, with PFS assessed for potential full approval.

•	Reported Phase 3 FURVENT Results and Evaluating Next Steps. FURVENT did not meet its primary endpoint of progression-free survival (PFS) by blinded independent central review (BICR). At 240 mg, firmonertinib demonstrated median PFS of 11.0 months versus 9.5 months with chemotherapy (HR 0.75; p=0.0654), a confirmed objective response rate by BICR of 60% versus 33%, and a safety profile consistent with prior studies. The Company is reviewing the full dataset, including differences between BICR and investigator-assessed PFS in the chemotherapy arm, to inform potential next steps.

ADC Pipeline

•	Presented Phase 1 ARR-217 Data at ESMO. Preliminary Phase 1 data for ARR-217 (MRG007), a CDH17-targeted ADC being developed in partnership with Lepu Biopharma, was presented in a late breaking rapid oral presentation at the European Society for Medical Oncology (ESMO) Congress 2026. In evaluable patients with colorectal cancer treated at 6 mg/kg, the objective response rate, including confirmed and unconfirmed responses, was 44.8% and the disease control rate was 93.1%. Adverse events were predominantly low-grade gastrointestinal and hematologic toxicities. Phase 1b dose optimization and expansion are ongoing.

•	Advanced ARR-002 into Clinical Development. Dosed the first patient in the U.S. Phase 1a/1b first-in-human study of ARR-002, a novel dual-target MUC16/NaPi2b tetravalent ADC. The dose-escalation and expansion study is evaluating safety, dosing and early signals of efficacy in patients with advanced or metastatic ovarian or endometrial cancer.

Corporate

•	Strengthened Clinical Leadership. Announced Dr. Priti Patel, M.D., M.S., as Chief Medical Officer. Dr. Patel brings extensive experience, in particular late-stage development experience, in both large pharmaceutical and emerging biotech in global oncology development including AstraZeneca, Acerta and Onyx Pharmaceuticals. Prior to joining ArriVent, Dr. Patel served as Chief Medical Officer at Neoleukin Therapeutics and Vice President, Head of Hematology Clinical Development at AstraZeneca.

•	Retirement of Dr. Stuart Lutzker. Stuart Lutzker, M.D., Ph.D., a co-founder of ArriVent, announced his retirement. Over the past five years, Dr. Lutzker served as the President of Research and Development and Board member. During his tenure, Dr. Lutzker led the research and development team and was the architect of our ADC pipeline including advancing ARR-217 and ARR-002 into the clinic. “Dr. Lutzker has been the driving force behind our R&D vision,” said Dr. Yao. “We are deeply grateful for his unwavering commitment and passion in advancing new therapies for patients. We thank him for all his contributions.”

Upcoming Milestones

•	Firmonertinib update. We plan to provide an update on firmonertinib in the first quarter of 2027 around the review of the FURVENT study.

•	Phase 1b Data for ARR-217. Phase 1b dose optimization data for ARR-217 in late line colorectal cancer are expected in the first half of 2027, and ARR-217 combination data with bevacizumab as well as combination data with chemotherapy are expected in the second half of 2027.

2026 Financial Results

•	As of September 30, 2026, the Company had cash and investments of $393.2 million, which is expected to fund operations to mid-2028.

•	Net cash used in operations was $122.2 million and $129.9 million for the nine months ended September 30, 2026 and 2025, respectively.

•	Research and development expenses were $118.9 million and $121.2 million for the nine months ended September 30, 2026 and 2025, respectively.

•	General and administrative expenses were $28.3 million and $17.5 million for the nine months ended September 30, 2026 and 2025, respectively.

•	Net loss was $133.5 million and $130.8 million for the nine months ended September 30, 2026 and 2025, respectively.

About ArriVent

ArriVent is a clinical-stage biopharmaceutical company dedicated to the identification, development, and commercialization of differentiated medicines to address the unmet medical needs of patients with cancers. ArriVent seeks to utilize its team’s deep drug development experience to maximize the potential of its lead development candidate, firmonertinib, and advance a pipeline of next-generation antibody drug conjugates, through approval and commercialization.

About Firmonertinib
Firmonertinib is an oral, highly brain-penetrant, and broadly active mutation-selective epidermal growth factor receptor (EGFR) inhibitor active against both classical and uncommon EGFR mutations, including PACC and exon 20 insertion mutations. Firmonertinib is approved in China for first-line advanced non-small-cell lung cancer (NSCLC) with EGFR exon 19 deletion or L858R mutations and for patients with previously treated locally advanced or metastatic NSCLC with EGFR T790M mutation, otherwise known as EGFR classical mutations. Firmonertinib is also approved in China for NSCLC with EGFR exon 20 insertion mutations in patients who had progressed during/after platinum chemotherapy or were intolerant to platinum chemotherapy.

Firmonertinib was granted U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation for the treatment of patients with previously untreated locally advanced or metastatic non-squamous NSCLC with EGFR exon 20 insertion mutations. Firmonertinib was also granted U.S. FDA Orphan Drug Designation for the treatment of NSCLC with EGFR mutations or human epidermal growth factor receptor 2 (HER2) mutations or HER4 mutations.

Firmonertinib is currently being studied in a global Phase 3 study in first line NSCLC patients with EGFR PACC mutations (ALPACCA; NCT07185997).

About EGFR mutant NSCLC

Globally, lung cancer is the leading cause of cancer-related deaths among men and women. NSCLC is the predominant subtype of lung cancer, accounting for approximately 85% of all cases. Mutational activation of the EGFR is a frequent and early event in the development of NSCLC. EGFR mutations are divided into classical and uncommon. EGFR exon 20 insertion mutations are a group of uncommon EGFR mutations and constitute approximately 9% of all EGFR mutations. PACC mutations are another group of uncommon EGFR mutations and represent approximately 12% of all EGFR mutations. Patients with NSCLC whose tumors harbor uncommon EGFR mutations have significantly lower life expectancy with available therapies and represent an area of unmet medical need.

About EGFR PACC mutations

P-loop and αC-helix compressing (PACC) EGFR mutations are a distinct set of approximately 70 mostly missense activating mutations within the kinase domain of EGFR. They are similar to exon 20 insertion mutations in narrowing the drug binding pocket to affect tyrosine kinase inhibitor activity. PACC mutations are diagnosed through commercially available NGS and most PCR tests. Patients with PACC mutations have limited treatment options, and there is no broadly utilized standard of care treatment for first-line PACC mutant patients.

About ALPACCA

ALPACCA is a global, pivotal 2 arm Phase 3 clinical trial of firmonertinib in first-line non-squamous locally advanced or metastatic NSCLC patients with PACC mutations being conducted jointly with our partner Allist (NCT07185997). The ALPACCA trial is evaluating firmonertinib 240 mg once daily versus investigator’s choice of osimertinib or afatinib in first-line patients with EGFR PACC mutant NSCLC. The 240 mg dose of firmonertinib was selected for pivotal development based on compelling data showing a 16-month median PFS and a confirmed 68% ORR by BICR in the FURTHER trial (NCT05364073). The primary endpoints of this study are ORR and PFS by BICR per RECIST.

About ARR-217

ARR-217 (also known as MRG007) is a cadherin-17 (CDH17) targeted ADC, with a glycan-linked, exatecan-based payload. CDH17 is a membranous cell adhesion molecule and is frequently overexpressed in colorectal cancer (CRC) and several other gastrointestinal (GI) cancers, with limited expression in normal intestinal tissue and pancreatic duct. The differential expression profile in tumor versus normal tissue makes it an attractive target for antibody-drug conjugate (ADC) in GI cancers, particularly CRC. ARR-217 is currently being evaluated in a multi-center, Phase I study to evaluate the safety, tolerability, efficacy, and pharmacokinetics in patients with unresectable locally advanced or metastatic solid tumors (NCT07066657).

About ARR-002

ARR-002 (also known as AV-P138-ADC) is a first-in-class, Mucin-16 (MUC16) and sodium-dependent phosphate transport protein 2b (NaPi2b) dual-target, tetravalent (2+2 format) ADC, with site-specific conjugation to vcMMAE at a drug-to-antibody ratio (DAR) of 4. Both these cell surface antigens are expressed in solid tumors including ovarian and endometrial cancers with limited expression in normal tissues, making them ideal co-targets. ARR-002 is currently being evaluated in a multi-center, Phase I study to evaluate the safety, tolerability, efficacy, and pharmacokinetics in patients with ovarian and endometrial cancers (NCT07755436).

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans, cash runway, estimates of our addressable market, activity of our product candidates compared to available therapies, anticipated clinical milestones, the timing of our planned enrollment of the global pivotal Phase 3 study of firmonertinib in previously untreated NSCLC patients whose tumors contain EGFR PACC mutations, the advancement of the Phase 1 study for ARR-217 in gastrointestinal tumors and the timing of presentation of data from that study, the timing of the advancement of the Phase 1 study for ARR-002, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on ArriVent’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission on March 5, 2026, and our other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and ArriVent undertakes no duty to update such information except as required under applicable law.

ARRIVENT BIOPHARMA, INC.

BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$113,583	$45,540
Short-term investments	279,640	267,281
Prepaid expenses and other current assets	23,392	20,076
Total current assets	416,615	332,897
Right of use assets – operating leases	302	13
Deferred offering costs	38	69
Other assets	134	190
Total assets	$417,089	$333,169

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,615	$5,934
Accrued expenses	20,742	19,997
Operating lease liabilities	256	14
Total liabilities	23,613	25,945

Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 200,000,000 shares authorized; 51,212,170 and 42,452,251 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	5	4
Additional paid-in capital	932,104	711,847
Accumulated deficit	(538,167)	(404,641)
Accumulated other comprehensive income (loss)	(466)	14
Total stockholders’ equity	393,476	307,224
Total liabilities and stockholders’ equity	$417,089	$333,169

ARRIVENT BIOPHARMA, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration revenue	$5,000	$—	$5,000	$—
Operating expenses:
Research and development	38,897	32,167	118,853	121,176
General and administrative	9,479	6,149	28,324	17,535
Total operating expenses	48,376	38,316	147,177	138,711
Operating loss	(43,376)	(38,316)	(142,177)	(138,711)
Interest and investment income	3,063	3,338	8,651	7,947
Net loss	(40,313)	(34,978)	(133,526)	(130,764)
Unrealized gain (loss) on marketable securities	(199)	226	(480)	419
Total other comprehensive gain (loss)	(199)	226	(480)	419
Total comprehensive loss	$(40,512)	$(34,752)	$(134,006)	$(130,345)

Share information:
Net loss per share attributable to common stockholders, basic and diluted	$(0.81)	$(0.83)	$(2.82)	$(3.54)
Weighted-average shares of common stock outstanding, basic and diluted	49,526,356	41,912,905	47,425,424	36,968,978

Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com